Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Manhattan Pharmaceuticals, Inc. on Form S-8 of our report, dated March 2, 2007, except for Notes 2 and 12 which are as of March 30, 2007, on our audits of the financial statements of Manhattan Pharmaceuticals, Inc. included in the Annual Report on Form 10−KSB of Manhattan Pharmaceuticals, Inc. for the year ended December 31, 2006.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 11, 2007